Exhibit 3.13


                                                               STATE OF DELAWARE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 12/03/2002
                                                               020741129-3272886

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                                       OF
                                  SUCIA LIMITED
                             PURSUANT TO SECTION 242

     Sucia Limited, a corporation organized and existing under the General Corporation Law of the State of Delaware, pursuant to 8 Del. C 242 does hereby certify:

     FIRST: That at a Special Meeting of the Board of Directors of the said Corporation held on November 20, 2002, the Board of Directors adopted a resolution setting forth the following amendment and declared its advisability and calling a Special Meeting of the Shareholders entitled to vote in respect thereof:

     RESOLVED, that the Certificate of Incorporation of Sucia Limited, be amended by striking therefrom Article FIRST and inserting in lieu thereof the following:

     FIRST: The name of the Corporation is Renoir Publishing Inc.

     Pursuant to 8 Del C. 228(a), shareholders holding all of the issued and outstanding stock, and therefore having the minimum number of votes that would be necessary to authorize the amendment to the Certificate of Incorporation if such action were taken at a meeting of the shareholders, have filed their written consent with the said Corporation.

                                    Sucia Limited


                                    By: /s/ Emmanuel Renoir
                                       -------------------------------
                                       Emmanuel Renoir, President


Dated: November 20, 2002